Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of January 12, 2018, (Effective Date) between Treasure Success International Limited, a limited company incorporated in Hong Kong, with a company number 2398596 and its registered office at 19/F, Ford Glory Plaza, 37-39, Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong and Yukwise Limited, a limited liability company created and existing under the laws of Hong Kong with and address at 19/F, Ford Glory Plaza, 37-39, Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong (“Consultant”) (Company and Consultant are each a “Party” and collectively the “Parties”).

WHEREAS, Consultant is experienced in management of garment trading and manufacturing, marketing and banking.

WHEREAS, Company desires to retain Consultant to provide general management services and Consultant agrees to provide such services, in accordance with the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the premises, mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                  Services. Consultant shall serve as Chief Executive Officer of Company and will provide high level advisory and general management services to the Company.

2.                  Appointment; Term. The Company hereby formally appoints Consultant and Consultant hereby formally accepts appointment as an independent consultant for the Company, subject to the terms and conditions of this Agreement. The term of this Agreement shall commence on January 1, 2018 (Commencement Date) and shall continue for three (3) months (the “Term”). This Agreement shall automatically renew for subsequent one (1) month terms unless terminated by either Party.

3.                  Contractor. In the performance of the work, duties and obligations undertaken by Consultant under this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as a contractor. Consultant agrees to provide the services within the parameters established by Company, but Consultant will retain the right to determine the day-to-day methods by which the services will be performed. In connection with the provision of Services, Consultant shall:

A.                Provide the services as a contractor and nothing herein shall be deemed to constitute or render the Parties as joint venturers, partners or employer and employee, and Company shall have no right or obligation with respect to Consultant except as set forth in this Agreement;

B.                 Be fully responsible for the payment of all profit taxes and any other taxes or payment which may be due and owing by Consultant as the result of fees or amounts paid by Company under this agreement, and Consultant shall indemnify and hold Company harmless from any such payment which may be due and owing by Consultant; and

C.                 Provide for, secure, and/or be solely responsible for any and all required fees, permits, workers’ Compensation coverage, unemployment insurance, disability insurance, provident fund contributions, income tax withholding and any other insurance or taxes, including but not limited to profit taxes, for any person performing the services pursuant to this Agreement.

4.                  Use of the Company Facilities, Equipment. Consultant shall have a dedicated workspace or equipment at the Company offices.

5.                  Ownership of Work Product. All work product developed by Consultant, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research or development of the Company, or which result, to any extent, from the services performed by Consultant for the Company, or use of the Company’s Confidential Information (as defined below), will be the sole property of the Company.

6.                  Compensation. Consultant shall initially be paid $300,000.00 USD per annum for its services based upon approximately 30 hours of service per week and/or 120 hours per month, to be paid in the following manner:

Fees payable in advance on a monthly basis by the Company into an account nominated by the Consultant in writing within 10 days’ of receipt of an invoice issued at the end of each month by the Consultant with an initial retainer in the amount of $25,000.00 due at the time of executing this Agreement. Compensation should be started to pay from Commencement Date.

The Company and Consultant agree to negotiate in good faith to increase Consultant’s compensation upon an increase in duties or time committed to providing services subject to any corporate governance requirements and procedures of the Company.

7.                  Expenses. Company shall promptly reimbursement Consultant for travel related expenses incurred in the ordinary course of providing services outlined in this agreement. Reimbursable expenses shall not be limited to but shall include costs of airfare, hotels, business meals when traveling, and mileage reimbursement. Consultant shall provide a formal accounting of all expenses including receipts on a monthly basis for approval and payment. Payment will be deposited into an account nominated by the Consultant in writing within 30 days after submission.

8.                  Termination. This Agreement shall automatically renew unless terminated by either Party. This Agreement may be terminated upon mutual written consent of the Consultant and Company. At any time after the three (3) months hereof, Consultant may terminate this Agreement (a) upon thirty (30) days’ prior written notice to the Company or (b) immediately if Consultant’s agent is subject to materially diminished duties or responsibilities provided that should a replacement management personnel be retained by the Company such replacement shall not constitute diminished duties or responsibilities. The Company may terminate this Agreement without prior notice and without further obligation for reasons of just cause (e.g., fraud, theft, conviction of a felony, improper or dishonest action or significant acts of misconduct), on the part of Consultant or any of Consultant’s agents providing services to the Company. The Company may terminate this Agreement without cause (i) upon ten (10) days’ written notice.

9.                  Notices. All notices and other communications required hereunder must be in writing and shall be deemed to have been duly given only when personally delivered, as follows:

If to the Company:

Treasure Success International Limited

19/F, Ford Glory Plaza,

37-39, Wing Hong Street,

Cheung Sha Wan,

Kowloon,

Hong Kong

Attn: Mr. Eric Tang

If to Consultant:

Yukwise Limited

19/F, Ford Glory Plaza,

37-39, Wing Hong Street,

Cheung Sha Wan,

Kowloon,

Hong Kong

Attn: Mr. Samuel Choi

or to such other addresses as either party hereto shall furnish to the other by notice given in accordance with this section. Unless otherwise specified herein, such notices or other communications shall be deemed received (i) the date delivered, if delivered personally, and (ii) five (5) days after being sent, if sent via first class mail.

10.              Confidentiality; Non-competition.

A.                Consultant shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to the Company and take such other precautions with respect thereto as the Company, in its sole discretion, may reasonably request. Consultant shall not at any time, whether before or after the termination of this Agreement, use, copy, disclose or make available any Confidential Information (as defined herein) to any corporation, governmental body, individual, partnership, trust or other entity (a “Person”); except that Consultant may use, copy or disclose to any Person any Confidential Information (as defined herein) (i) to the extent required in the performance of the Services, (ii) to the extent it becomes publicly available through no fault of Consultant, and (iii) to the extent Consultant is required to do so pursuant to applicable law or court order.

B.                 For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of the Company that is not generally available to the public and that the Company desires to keep confidential, including, but not limited to, trade secrets, inventions, financial information, information as to customers, clients or patients, and suppliers, sales and marketing information, and all documents and other tangible items relating to or containing any such information. Consultant acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

C.                 All Confidential Information disclosed or made available by the Company to Consultant shall at all times remain the personal property of the Company and all documents, lists, plans, proposals, records, electronic media or devices and other tangible items supplied to Consultant that constitute or contain Confidential Information shall, together with all copies thereof, and all other property of the Company, be returned to the Company immediately upon termination of this Agreement for whatever reason or sooner upon demand.

D.                Consultant acknowledges that a breach of the provisions of this Section 8 shall cause irreparable harm to the Company for which it will have no adequate remedy at law. Consultant agrees that the Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order or other equitable relief in favor of itself restraining Consultant from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which the Company may have in law or in equity.

E.                 The confidentiality, non-competition and non-solicit obligations set forth herein shall survive for a period of twelve (12) months after the termination or expiration of this Agreement.

11.              Indemnification. Consultant and Company shall mutually indemnify, defend (with counsel chosen by the Company), and hold each other harmless from and against any and all claims, losses, damages, liabilities, actions, costs and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the other party and arising directly and indirectly out of: (i) any breach of this Agreement by the either party, (ii) any breach by either party of written policies or standards for the Company or (iii) any other act or omission of either party.

12.              Miscellaneous.

A.                Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Consultant and the Company hereto specifically consent and agree that the venue of any such action shall be in the courts of Hong Kong and each of Consultant and the Company hereby waive any claim that such venue is an inconvenient forum for the resolution of such proceeding.

B.                 Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto and supersedes any prior agreement or understanding, whether oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the Parties hereto.

C.                 Assignment. This Agreement may not be assigned by either Party without the prior written consent of a duly authorized officer of the other Party. The merger or consolidation of a Party, or the sale of all or substantially all of the assets or shares of a Party hereto, shall not be deemed an assignment of this Agreement.

D.                Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

E.                 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have entered into this Consulting Agreement as of the Effective Date set forth above.

TREASURE SUCCESS INTERNATIONAL LIMITED

By:	/s/ Eric Tang
Name:	Eric Tang
Title:	Administration Manager

YUKWISE LIMITED

By:	/s/ Samuel Choi
Name:	Samuel Choi
Title:	Director